Exhibit 99
FOR IMMEDIATE RELEASE
Monday, January 5, 2009
IBARRA NAMED SR VP FINANCE & CFO AT R.G. BARRY/DEARFOAMS
PICKERINGTON, Ohio—January 5, 2009 — Accelerating a succession plan announced last year, R.G. Barry Corporation (Nasdaq:DFZ) today named José G. Ibarra its Senior Vice President — Finance and Chief Financial Officer replacing Daniel D. Viren.
“Thanks to José’s leadership in assimilating his new duties and the tremendous depth of experienced talent in our finance area, we have been able to smoothly facilitate the critical transition to a new CFO ahead of our initial plan,” said Greg Tunney, R.G. Barry Corporation President and Chief Executive Officer. “José brings needed continuity tempered with an exciting, fresh perspective to the CFO role. I believe his realignment of the finance function and the related promotions will serve our business well now and as we continue to grow both organically and through strategic acquisitions.”
Ibarra, 49, has held numerous accounting and finance positions during an 18-year career with the Company including Senior Vice President Treasurer, Vice President Corporate Controller, Director of Finance for International Operations and Manager of Internal Audit. Before joining R.G. Barry, he held internal audit management positions with the New York-based international audit group of Philip Morris Management Inc.; and worked in external auditing with Ernst & Young, LLP in the southwestern U.S. Ibarra is a CPA and holds an undergraduate degree in accounting and an MBA in international trade from Texas A&M International University. He resides in New Albany with his family.
Growth Strategy
Mr. Viren, 62, who in June announced his intention to retire August 30, 2009, following a 20-year career with the Company, has assumed the position of Special Assistant to the CEO for Mergers & Acquisitions. In his new role, Viren will be devoting his time exclusively to the M&A portion of the Company’s growth strategy. He will report to Mr. Tunney.
“We are fortunate to have a business model that has allowed us to prosper and position ourselves to make strategic acquisitions. Growth through acquisition is an integral part of our business strategy and to have someone of Dan’s ability solely focused on identifying the best strategic opportunities available gives us a significant advantage in the marketplace,” Tunney said.
Promotions in Finance Realignment
In conjunction with his new role, Ibarra has realigned the Company’s finance department and promoted
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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400
www.rgbarry.com • www.dearfoams.com • www.terrasoles.com • www.superga-usa.com • www.mycollegefootwear.com
Ibarra — page 2
Gary Sandefur to Corporate Controller, Mike Maggard to Corporate Treasurer, Paul Cieply to Manager of Financial Planning and Analysis and Ann Scarberry to Manager of Treasury.
In addition to his most-recent role as Director of Accounting, Mr. Sandefur, 54, has held several accounting and finance positions during a 27-year career with the Company including Financial Planning Manager and Manager of Internal Audit. Before joining R.G. Barry, he held external audit positions with Coopers & Lybrand and internal audit with Ashland Oil, Inc. Sandefur is a CPA, and holds undergraduate accounting degree from Miami University and an MBA from Capital University. He is on the Executive Board of the Ohio Society of CPAs and is a member of its accounting and auditing standards committee. He resides in the Columbus area with his family.
Mr. Maggard, 55, most recently Director of Financial Planning and Analysis, has been with the Company 18 years. He also previously served as its Manager of Financial Planning and Analysis. Prior to joining R.G. Barry, Maggard worked for a division of GTE Corp. He is a graduate of Walsh College and holds a master’s degree in finance from Eastern Michigan University. He resides in Pickerington with his family.
Mr. Cieply, 49, has held several accounting and finance positions during a 20-year career with the Company including Senior Sales and Financial Analyst, Cost Accounting Manager and Financial Analyst. Before joining R.G. Barry, he held accounting positions with Pittsburgh-based PPG Industries in Wisconsin and Ohio. Cieply holds an undergraduate degree in accounting from Grove City College, Grove City, PA and an MBA from The Ohio State University. He resides in Pickerington with his family.
Ms. Scarberry, 40, has held a number of finance-related positions during her 11-year career with the Company including Treasury Analyst, Credit Analyst and Credit Administrator. Before joining R.G. Barry, she worked in credit and collections at Micro Electronics Finance in Hilliard. Scarberry is a graduate of Ohio University with degrees in business administration and accounting. She resides in Pleasantville with her family.
About the Company
R.G. Barry Corporation is one of the world’s leading developers and marketers of accessories footwear and slippers. To learn more about our business, please visit us at www.rgbarry.com.
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Contact:	R.G. Barry Corporation Roy Youst — Director Investor & Corporate Communications 614.729.7275